EXHIBIT (16)(b)

MetLife-State Street Money Market Fund - Class E
Standard Total Return Computations- One Year

 Original Amt. Invested                                           S1,000.00
 Commission at 0.0%                                                   $0.00
 Net Amount to Fund                                               S1,000.00
 Purchase price                                                       $1.00
 Shares acquired                                                   1000.000

             Beginning    Dividend  Monthly  Reinvest   Shares        New           Month-end             Monthly       Aggregate
 Month       Shares       Rate      Income   Price      Purchased     Shares        NAV       ERV         Performance   Performance
4/30/93      1000.000     0.0020     2.00     $1.00     2.000         1002.000      $1.00     $1,002.00   0.20          0.20
5/31/93      1002.000     0.0020     2.00     $1.00     2.004         1004.004      $1.00     $1,004.00   0.20          0.40
6/30/93      1004.004     0.0020     2.01     $1.00     2.008         1006.012      $1.00     $1,006.01   0.20          0.60
7/31/93      1006.012     0.0020     2.01     $1.00     2.012         1008.024      $1.00     $1,008.02   0.20          0.80
8/31/93      1008.024     0.0021     2.12     $1.00     2.117         1010.141      $1.00     $1,010.14   0.21          1.01
9/30/93      1010.141     0.0020     2.02     $1.00     2.020         1012.161      $1.00     $1,012.16   0.20          1.22
10/31/93     1012.161     0.0021     2.13     $1.00     2.126         1014.287      $1.00     $1,014.29   0.21          1.43
11/30/93     1014.287     0.0020     2.03     $1.00     2.029         1016.315      $1.00     $1,016.32   0.20          1.63
12/31/93     1016.315     0.0021     2.13     $1.00     2.134         1018.450      $1.00     $1,018.45   0.21          1.84
1/31194      1018.450     0.0021     2.14     $1.00     2.139         1020.588      $1.00     $1,020.59   0.21          2.06
2/28/94      1020.588     0.0019     1.94     $1.00     1.939         1022.527      $1.00     $1,022.53   0.19          2.25
3/31/94      1022.527     0.0022     2.25     $1.00     2.250         1024.777      $1.00     $1,024.78   0.22          2.48

(1) Calculate average annual return of the Fund for the period April 1, 1993 through March 31,1994:

                    365/365
    1,000 (1 + T)     = 1024.80

                      T = 2.48%

MetLife-State Street Money Market Fund - Class E
Nonstandardized Total Return Computation

Original Amt. Invested                          $1,000.00
Commission at 0.0%                                  $0.00
Net Amount to Fund                              $1,000.00
Purchase price                                      $1.00
Shares acquired                                  1000.000

            Beginning   Dividend   Monthly     Reinvest    Shares     New         Month-end               Monthly        ITD
Month       Shares      Rate       Income      Price       Purchased  Shares      NAV        ERV          Performance    Performance
10/31/93    1000.000    0.0021     2.10        $1.00       2.100      1002.100    $1.00      $1,002.10    0.21           0.21
11/30/93    1002.100    0.0020     2.00        $1.00       2.004      1004.104    $1.00      $1,004.10    0.20           0.41
12/31/93    1004.104    0.0021     2.11        $1.00       2.109      1006.213    $1.00      $1,006.21    0.21           0.62
1/31/94     1006.213    0.0021     2.11        $1.00       2.113      1008.326    $1.00      $1,008.33    0.21           0.83
2/28/94     1008.326    0.0019     1.92        $1.00       1.916      1010.242    $1.00      $1,010.24    0.19           1.02
3/31/94     1010.242    0.0022     2.22        $1.00       2.223      1012.464    $1.00      $1,012.46    0.22           1.25

No annualization is made. Computation for the six months ended March 31, 1994.